Filed Pursuant to Rule 433 of the Securities Act

Registration No. 333-256668

December 5, 2022

Final Pricing Terms

Energy Transfer LP

$1,000,000,000 5.550% Senior Notes due 2028

$1,500,000,000 5.750% Senior Notes due 2033

Issuer:	Energy Transfer LP

Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BBB- / BBB-

Security Type:	Senior Unsecured Notes

Form:	SEC Registered

Pricing Date:	December 5, 2022

Settlement Date (T+7):	December 14, 2022. We expect that delivery of the notes will be made to investors on or about December 14, 2022, which will be the seventh business day following the date hereof. This settlement cycle is referred to as “T+7.” Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the next four succeeding business days will be required, by virtue of the fact that the notes initially will settle T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date hereof or the next four succeeding business days should consult their own advisors.

Net Proceeds (before offering expenses):	$2,482,355,000

Delivery:	DTC (deliverable through Euroclear and Clearstream)

	$1,000,000,000 5.550% Senior Notes due 2028	$1,500,000,000 5.750% Senior Notes due 2033

Principal Amount:	$1,000,000,000	$1,500,000,000

Maturity Date:	February 15, 2028	February 15, 2033

Interest Payment Dates:	February 15 and August 15, beginning August 15, 2023	February 15 and August 15, beginning August 15, 2023

Benchmark Treasury:	3.875% due November 30, 2027	4.125% due November 15, 2032

Benchmark Treasury Price / Yield:	100-10+ / 3.802%	104-08 / 3.612%

Spread to Benchmark:	+175 bps	+215 bps

Yield to Maturity:	5.552%	5.762%

Coupon:	5.550%	5.750%

Public Offering Price:	99.974% of the Principal Amount	99.891% of the Principal Amount

Make-Whole Call:	T+30 bps	T+35 bps

Call at Par:	On or after January 15, 2028	On or after November 15, 2032

CUSIP / ISIN:	29273V AP5 / US29273VAP58	29273V AQ3 / US29273VAQ32

Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

Deutsche Bank Securities Inc.

Wells Fargo Securities, LLC

BBVA Securities Inc.

BMO Capital Markets Corp.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Fifth Third Securities, Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

Natixis Securities Americas LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Regions Securities LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Additional Information

The Issuer has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for this offering (the “Notes Preliminary Prospectus Supplement”). Before you invest, you should read the Notes Preliminary Prospectus Supplement, the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, you may obtain a copy of the Notes Preliminary Prospectus Supplement and related base prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, BofA Securities, Inc. toll free at 1-800-294-1322, Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.

This pricing term sheet supplements the Notes Preliminary Prospectus Supplement filed by Energy Transfer LP on December 5, 2022 relating to the base prospectus dated June 1, 2021.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.